Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Raymond Martz, Vice President of Finance/Investor Relations—Bethesda +301/941-1516

LA SALLE HOTEL PROPERTIES REPORTS 19.5 PERCENT DECREASE

IN 2002 COMPARABLE FUNDS FROM OPERATIONS

RevPAR Decreases 4.8 Percent for 2002

BETHESDA, MD, February 19, 2003 — LaSalle Hotel Properties (NYSE: LHO) today reported a decrease in comparable funds from operations (“FFO”) of 19.5 percent to $33.5 million for the year ended December 31, 2002, from $41.6 million for the prior year. Comparable FFO for the year ended December 31, 2002, declined to $1.74 per diluted share/unit, representing a decrease of $0.46 or 20.9 percent as compared to $2.20 per diluted share/unit for the year ended December 31, 2001. Comparable FFO is defined as FFO before one-time items, including the purchase of LaSalle Hotel Lessee, Inc. (“LHL”), the transition expenses associated with becoming a self-managed Real Estate Investment Trust (“REIT”), and costs associated with terminating third-party tenant leases.

For the year 2002 versus the previous year, room revenue per available room (“RevPAR”) decreased 4.8 percent to $92.42. The average daily rate (“ADR”) of $144.30 declined 3.4 percent from the prior year, while occupancy declined 1.4 percent to 64.0 percent. The Company’s hotels generated $63.4 million of EBITDA for the year ended December 31, 2002 compared to $68.4 million for the prior year.

“2002 was another challenging year for the lodging industry. While travel rebounded significantly in the first half of the year from the post September 11 impact, any further economic recovery or improvement in the travel or lodging industries was delayed by a stagnant economy, growing geopolitical risks and constant terrorism warnings,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Despite these challenges, our drive-to resort oriented properties continued to perform well. In addition, our newly repositioned boutique hotels in Washington D.C., which is one of the strongest urban markets in the country, have been well received by the market and continue to improve in-line with our expectations.”

Declines in RevPAR and hotel EBITDA margins were major factors in the reduction of the Company’s Comparable FFO from 2001. Portfolio-wide RevPAR declined 4.8 percent due to continued weakness in the economy and business travel. Property EBITDA margins declined 100 basis points (“bps”) due primarily to increased hotel wages and benefits expenses, and increases in sales, marketing and general and administrative costs as a percentage of lower sales.

Net loss applicable to common shareholders for the year ended December 31, 2002 was ($3.9) million, or a loss of ($0.21) per diluted share/unit, compared to net income of $3.8 million, or $0.21 per diluted share/unit for the prior year. In addition to the decline in RevPAR and margins, net income was negatively impacted $0.13 per share due to the contingent lease termination expense associated with the New Orleans and Dallas hotels. For 2002, the Company’s Comparable EBITDA declined 9.3 percent to $57.1 million from $63.0 million the prior year. Comparable EBITDA is defined as earnings before interest, taxes, depreciation, amortization and one-time items, including the purchase of LHL, the transition expenses associated with becoming a self-managed REIT, and costs associated with terminating third-party tenant leases.

In March 2002, the Company raised $99.8 million from its 10¼% Series-A Preferred Equity offering. The preferred equity raise significantly lowered the Company’s debt and thereby strengthened LaSalle’s balance sheet in addition to providing capital to complete the D.C. Boutique Collection repositioning program. The differential in the coupon rate versus the interest rate the Company pays on its line of credit contributed significantly to the decline in FFO, EBITDA and net income available to common shareholders.

The renovation and repositioning of the final two properties in the D.C. Boutique Collection were completed in 2002. On September 23, the Company completed the renovation and repositioning of the upscale 82-room Hotel Madera along with the hotel’s full-service 100-seat restaurant and bar, Firefly. Both the Madera and Firefly have received significant notoriety throughout the Washington D.C. region. On November 6, the stylish 178-room Hotel Helix opened. The total investment for the four hotels included in the D.C. Boutique Collection is approximately $75.0 million.

“The completion of these hotels should position us well for what we expect will be a terrific year for the Washington D.C. hotel market. The opening of the new Washington Convention Center in March 2003, combined with the area’s high barriers to entry continue to make the city one of the strongest lodging markets in the country,” noted Mr. Bortz.

During 2002, the Company invested approximately $34.0 million throughout its portfolio, including approximately $20.9 million for the redevelopments of the D.C. Boutique Collection. Major investments included approximately $3.5 million at the Holiday Inn on the Hill for guestroom and lobby refurbishments, which is part of an overall $6.5 million redevelopment program due to be completed by the end of the first quarter of 2003; approximately $1.6 million at San Diego Paradise Point Resort for the addition of five new bungalows and restaurant enhancements, and approximately $4.5 million to complete the balance of the renovations at the Topaz Hotel and Hotel Rouge. Since 1998, the Company has invested approximately $130.0 million or $29,000 per guestroom on repositioning, renovations and refurbishments.

During the third quarter of 2002, the Company announced the reinstatement of a normal quarterly dividend of $0.21 per common share of beneficial interest. In addition, the Company announced that commencing in 2003, dividend distributions would be made on a monthly basis to its common shareholders of beneficial interest, in lieu of quarterly dividends. For 2002, the Company paid $0.44 in common dividends per share. Of the common and preferred dividends paid during 2002, 100.0 percent represented ordinary income for tax purposes.

“We were pleased that despite the difficult operating environment, we were able to reinstate our dividend at a meaningful level,” advised Mr. Bortz. “Furthermore, the Board’s decision to switch to paying dividends monthly will benefit our shareholders who desire income consistently throughout the year and reconfirms our primary commitment to provide a reliable stream of income to our shareholders.”

As of year-end 2002, LaSalle Hotel Properties had total outstanding debt of approximately $270.8 million, including its $11.9 million portion of the joint venture debt related to the Chicago Marriott. This represents a reduction of approximately $77.5 million from the 2001 year-end debt balance. The Company’s unsecured credit facility had $94.7 million outstanding as of December 31, 2002. Interest for the year, including capitalized interest and interest related to the joint venture debt and Discontinued Operations was approximately $17.0 million, resulting in a Comparable EBITDA to interest coverage ratio of approximately 3.4x and a debt to EBITDA ratio of 4.7x.

“The Company’s common stock generated a total return, including price appreciation and dividends, of 23% during the year, which far surpassed our peers as well as the overall stock market,” noted Mr. Bortz. “We believe this is attributable to several factors including our highly focused strategy of investing in luxury and upscale hotels in high barrier to entry markets, our conservatively managed balance sheet, and our aggressive asset management efforts.”

Fourth Quarter Results

For the fourth quarter 2002, LaSalle Hotel Properties reported a decrease in Comparable FFO of 30.0 percent to $5.4 million versus $7.7 million for fourth quarter 2001. On a per diluted share/unit basis, fourth quarter 2002 Comparable FFO was $0.28 versus $0.40 for the prior year’s quarter.

RevPAR for the fourth quarter 2002 increased 5.8 percent compared with the prior year’s quarter. ADR increased 0.3 percent from the prior year to $139.82 and occupancy improved 5.5 percent to 59.5 percent.

“For the fourth quarter, our hotels located in drive-to resort markets, such as the Marriott Seaview Resort and Key West Beachside Resort, fared significantly better than our hotels located in convention markets, such as the New Orleans Grande Hotel and the Radisson Bloomington Convention Hotel,” said Mr. Bortz. “Our hotels located in resort markets continue to experience solid demand from the leisure customer, despite the weak economy. Moreover, the gains experienced at these hotels were largely due to improvements in occupancy levels, which had been impacted following the events of September 11, 2001.”

During the fourth quarter, the Company’s hotel EBITDA margins declined approximately 330 bps from the prior year quarter to 22.2 percent. The declines in margins were largely due to increases in wages and benefits expenses and administrative and general expenses. Rigorous cost cutting efforts and reduced service levels due to significant declines in occupancy following the events of September 11, 2001 could not be maintained.

Comparable EBITDA declined by 13.1 percent to $10.4 million in the fourth quarter 2002 from $11.9 million in the same quarter of 2001. Net loss applicable to common shareholders for the fourth quarter 2002 was ($6.3) million, or ($0.34) per diluted share/unit, compared with a net loss of ($1.4) million, or ($0.07) per diluted share/unit, for the previous year.

Subsequent Events

Beginning in 2003, the Company switched to paying monthly dividends in lieu of quarterly dividends to its common shareholders of beneficial interest. On January 15, 2003, the Company announced the monthly dividend of $0.07 per share for each month of the first quarter, which equates to an annualized dividend of $0.84 per share. The January dividend was paid on February 14, 2003 to common shareholders of record on January 31, 2003. The February and March dividends will be paid on March 14 and April 15, 2003, respectively, to common shareholders of record on February 28 and March 31, 2003, respectively.

The New Orleans Grande Hotel is currently under contract to be sold and, therefore, all results relating to this property have been reclassified as Discontinued Operations in the Company’s financial statements. The sale of the hotel is anticipated to be completed during the second quarter of 2003. In conjunction with the sale of the New Orleans property, the Company will recognize an approximate $800,000 non-cash expense relating to the early disposition of debt associated with the hotel.

The Company remains in litigation with Meridien Hotels, Inc. and related affiliates regarding the lease terminations at the Le Meridien Dallas and New Orleans hotels. In Dallas, the Company has an order in the District Court stating that Meridien has no lawful right of possession and the Company is in the midst of eviction proceedings.

In New Orleans, the Louisiana Court of Appeals also ruled in favor of the Company. On December 20, Meridien abandoned the property and the Company retained Interstate Hotels & Resorts to operate the hotel as the New Orleans Grande Hotel. On December 19, 2002, the arbitration panel awarded to Meridien in connection with the New Orleans property a net unconfirmed award of approximately $5.4 million, subject to adjustment (reduction) by the courts. The Company is disputing the award, as well as whether Meridien is entitled to any payment due to their failure to vacate the property pursuant to the Company’s termination of their lease to operate the hotel.

After receiving additional favorable court rulings in Dallas and the unconfirmed arbitration award in New Orleans, the Company recognized a net $2.5 million contingent lease termination expense and reversed previously deferred assets and liabilities related to the termination of both the New Orleans property and Dallas property leases, and recorded a corresponding contingent liability. Based on the claims the Company has against Meridien, the Company is and will continue to seek reimbursement of legal fees and damages, and continue to challenge the propriety of the arbitration award, which may reduce any amounts owed Meridien, and therefore, ultimately any contingent lease termination expense.

On January 28, 2003, LaSalle announced that Ms. Kelly L. Kuhn was appointed to the Company’s Board of Trustees. Ms. Kuhn will also serve on the Company’s Compensation Committee and Governance and Nominating Committee as an independent trustee.

2003 Outlook

The Company believes the biggest challenges during 2003 relate to the negative impact of the continuing terrorism warnings and the geopolitical uncertainty surrounding the situation with Iraq on the economy and the travel and lodging industries in particular. Additionally, hotel profit margins are expected to be difficult to maintain due to continued rate pressure, wage and benefit increases, higher energy and insurance costs and increased property taxes. Although hotel supply growth is at one of the lowest levels over the last ten years, the Company believes industry-wide RevPAR will be flat to down 2.0 percent during 2003, with the upper upscale segment performing roughly in-line with the overall industry, assuming that there is no war with Iraq or additional terrorist attacks within the United States.

“The growing possibility of military action in Iraq is certainly not positive for our industry and it is impacting all travel, especially corporate travel,” said Jon Bortz. “In addition to shorter booking cycles, which we attribute to the growing concern related to these factors, we have seen a negative impact across all market segments including group bookings, convention attendance, and business and leisure transient reservations. If there is a war or additional acts of terror here in the United States, we would anticipate an incremental negative impact to what we are currently experiencing.”

The Company expects that its portfolio will outperform the industry in 2003 due to the recently renovated and repositioned hotels in the Washington D.C. region, the overall quality and location of the Company’s hotels and the completion of the renovations at Holiday Inn on the Hill in Washington D.C. and the Hotel Viking in Newport, Rhode Island. Consequently, the Company expects RevPAR for the Company’s portfolio to be flat to up two percent, assuming that there is no war or acts of terrorism in the United States.

Based upon these RevPAR assumptions, the Company’s FFO would be in the range of $29.0 million to $32.0 million or $1.50 to $1.65 per diluted share/unit. Corporate EBITDA would be in the range of $54.0 million to $57.0 million for 2003. Property expenses are expected to increase by approximately three percent, resulting in property EBITDA margin declines of between 50 and 100 bps from 2002 levels. Additionally, the Company anticipates increases greater than inflation in legal, accounting, directors and officers insurance, terrorism insurance and other corporate level expenses due to the current corporate environment.

LaSalle has allocated approximately $28.0 million for capital investments throughout its portfolio in 2003, which includes approximately $4.8 million for the Hotel Viking meeting space renovation, guestroom upgrades and spa construction, $3.5 million for the Marriott LaGuardia guestroom and meeting room refurbishments and $3.0 million for the Holiday Inn on the Hill public area and guestroom renovation, which would complete the overall $6.5 million redevelopment. Additionally, approximately $4.0 million of property refurbishments are expected to be made at the Dallas hotel for conversion to a Westin and other upgrades and approximately $2.0 million invested for soft goods and bathroom renovations at the Key West Beachside Resort.

Recently, a new SEC regulation was issued that disallowed the addition or subtraction of certain items from non-GAAP measurements. As a result, the Company will no longer provide comparable FFO or comparable EBITDA information in its earnings releases or future guidance.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust (“REIT”), which owns 17 upscale and luxury full-service hotels, totaling approximately 5,800 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Hyatt Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels & Resorts, Inc., Radisson Hotels International, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Interstate Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1516

For additional information, please visit our web site at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended December 31,
	2002	2001
Revenues:
Hotel operating revenues:
Room revenue	$21,067	$15,310
Food and beverage revenue	14,060	9,025
Other operating department revenue	3,724	3,456
Participating lease revenue	4,398	6,127
Interest income	112	157
Other income	2	628

Total revenues	43,363	34,703

Expenses:
Hotel operating expenses:
Room	6,036	4,106
Food and beverage	10,347	6,315
Other direct	1,859	1,501
Other indirect	11,786	7,742
Depreciation and other amortization	8,891	7,337
Real estate taxes, personal property taxes and insurance	2,335	2,260
Ground rent	724	368
General and administrative	1,845	1,831
Interest	2,759	3,929
Amortization of deferred financing costs	610	517
Lease termination, advisory transition, subsidiary purchase and contingent lease termination expense	2,520	—
Writedown of notes receivable	158	1,172
Other expenses	—	1

Total expenses	49,870	37,079

Loss before income tax benefit, minority interest, equity in earningsof unconsolidated entities and discontinued operations	(6,507)	(2,376)
Income tax benefit	2,018	1,364

Loss before minority interest, equity in earnings of unconsolidatedentities and discontinued operations	(4,489)	(1,012)
Minority interest in LaSalle Hotel Operating Partnership, L.P.	100	29

Loss before equity in earnings of unconsolidatedentities and discontinued operations	(4,389)	(983)
Equity in earnings of unconsolidated entities:
Equity in income of joint venture	212	67

Total equity in earnings of unconsolidated entities	212	67

Loss before discontinued operations	(4,177)	(916)
Discontinued operations:
Income (loss) from operations of property held for sale	320	(479)
Minority interest	(9)	14
Income tax benefit	74	—

Net income (loss) from discontinued operations	385	(465)

Net loss	(3,792)	(1,381)

Distributions to preferred shareholders	(2,557)	—

Net loss applicable to common shareholders	$(6,349)	$(1,381)

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended December 31,
	2002	2001
Earnings per Common Share—Basic:
Loss applicable to common shareholders before discontinued operations	$(0.36)	$(0.05)
Discontinued operations	0.02	(0.02)

Net loss applicable to common shareholders	$(0.34)	$(0.07)

Earnings per Common Share—Diluted:
Loss applicable to common shareholders before discontinued operations	$(0.36)	$(0.05)
Discontinued operations	0.02	(0.02)

Net loss applicable to common shareholders	$(0.34)	$(0.07)

Weighted average number common shares outstanding:
Basic	18,706,812	18,594,653
Diluted	18,840,349	18,623,105

LASALLE HOTEL PROPERTIES

Comparable FFO and Comparable EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended December 31,
	2002	2001
Comparable Funds From Operations (FFO):
Net loss applicable to common shareholders	$(6,349)	$(1,381)
Depreciation	8,842	8,303
Equity in depreciation of joint venture	247	239
Amortization of deferred lease costs	46	7
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(100)	(29)
Minority interest in discontinued operations	9	(14)

FFO	2,695	7,125

Lease termination and contingent lease termination expense	2,520	—
Writedown of notes receivable	158	1,172
Lease termination income	—	(621)

Comparable FFO	$5,373	$7,676

Comparable FFO per common share and unit:
Basic	$0.28	$0.40
Diluted	$0.28	$0.40

Weighted average number of common shares andunits outstanding:
Basic	19,131,498	19,037,836
Diluted	19,265,035	19,066,288

Comparable EBITDA:
Net loss applicable to common shareholders	$(6,349)	$(1,381)
Interest	3,728	4,908
Equity in interest expense of joint venture	155	157
Income tax benefit:
Income tax benefit	(2,018)	(1,364)
Income tax benefit from discontinued operations	(74)	—
Depreciation and other amortization	8,888	8,319
Equity in depreciation/amortization of joint venture	274	254
Amortization of deferred financing costs	637	544
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(100)	(29)
Minority interest in discontinued operations	9	(14)
Distributions to preferred shareholders	2,557	—

EBITDA	7,707	11,394

Lease termination and contingent lease termination expense	2,520	—
Writedown of notes receivable	158	1,172
Lease termination income	—	(621)

Comparable EBITDA	$10,385	$11,945

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the year ended December 31,
	2002	2001
Revenues:
Hotel operating revenues:
Room revenue	$92,461	$70,875
Food and beverage revenue	49,508	34,845
Other operating department revenue	14,006	12,876
Participating lease revenue	21,909	35,123
Interest income	340	704
Other income	19	885

Total revenues	178,243	155,308

Expenses:
Hotel operating expenses:
Room	23,700	17,058
Food and beverage	36,184	25,681
Other direct	7,249	6,805
Other indirect	45,766	33,846
Depreciation and other amortization	31,230	27,514
Real estate taxes, personal property taxes and insurance	8,842	8,775
Ground rent	3,209	3,279
General and administrative	6,444	6,376
Interest	11,474	17,106
Amortization of deferred financing costs	2,288	1,879
Writedown of property held for sale	—	1,872
Lease termination, advisory transition, subsidiary purchase and contingent lease termination expense	2,520	1,929
Writedown of notes receivable	158	1,172
Other expenses	7	4

Total expenses	179,071	153,296

Income (loss) before income tax benefit, minority interest, equity in earningsof unconsolidated entities, discontinued operations and extraordinary loss	(828)	2,012
Income tax benefit	2,943	1,507

Income before minority interest, equity in earnings of unconsolidatedentities, discontinued operations and extraordinary loss	2,115	3,519
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(58)	(108)

Income before equity in earnings of unconsolidatedentities, discontinued operations and extraordinary loss	2,057	3,411
Equity in earnings of unconsolidated entities:
Equity in income of joint venture	458	616

Total equity in earnings of unconsolidated entities	458	616
Income before discontinued operations and extraordinary loss	2,515	4,027
Discontinued operations:
Income from operations of property held for sale	1,928	776
Minority interest	(46)	(20)
Income tax benefit	74	—

Net income from discontinued operations	1,956	756
Income before extraordinary loss	4,471	4,783
Extraordinary loss:
Extraordinary loss	—	(973)
Minority interest	—	25

Net extraordinary loss	—	(948)
Net income	4,471	3,835
Distributions to preferred shareholders	(8,410)	—

Net income (loss) applicable to common shareholders	$(3,939)	$3,835

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the year ended December 31,
	2002	2001
Earnings per Common Share—Basic:
Income (loss) applicable to common shareholders before discontinued operations and extraordinary loss	$(0.31)	$0.22
Discontinued operations	0.10	0.04
Extraordinary loss	—	(0.05)

Net income (loss) applicable to common shareholders	$(0.21)	$0.21

Earnings per Common Share—Diluted:
Income (loss) applicable to common shareholders before discontinued operations and extraordinary loss	$(0.31)	$0.22
Discontinued operations	0.10	0.04
Extraordinary loss	—	(0.05)

Net income (loss) applicable to common shareholders	$(0.21)	$0.21

Weighted average number common shares outstanding:
Basic	18,689,184	18,385,015
Diluted	18,843,530	18,452,882

LASALLE HOTEL PROPERTIES

Comparable FFO and Comparable EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the year ended December 31,
	2002	2001
Comparable Funds From Operations (FFO):
Net income (loss) applicable to common shareholders	$(3,939)	$3,835
Depreciation	33,425	31,354
Equity in depreciation of joint venture	974	938
Amortization of deferred lease costs	71	38
Writedown of property held for sale	—	1,872
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	58	108
Minority interest in discontinued operations	46	20
Minority interest in extraordinary loss	—	(25)
Extraordinary loss	—	973
Equity in extraordinary loss of joint venture	150	—

FFO	30,785	39,113

Advisory transition expense	—	600
Lease termination and contingent lease termination expense	2,520	796
Subsidiary purchase cost	—	533
Writedown of notes receivable	158	1,172
Lease termination income	—	(621)

Comparable FFO	$33,463	$41,593

Comparable FFO per common share and unit:
Basic	$1.75	$2.20
Diluted	$1.74	$2.20

Weighted average number of common shares and units outstanding:
Basic	19,125,374	18,877,666
Diluted	19,279,719	18,945,533

Comparable EBITDA:
Net income (loss) applicable to common shareholders	$(3,939)	$3,835
Interest	15,333	21,005
Equity in interest expense of joint venture	579	825
Income tax benefit:
Income tax benefit	(2,943)	(1,507)
Income tax benefit from discontinued operations	(74)	—
Depreciation and other amortization	33,531	31,429
Equity in depreciation/amortization of joint venture	1,062	998
Amortization of deferred financing costs	2,398	1,992
Writedown of property held for sale	—	1,872
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	58	108
Minority interest in discontinued operations	46	20
Minority interest in extraordinary loss	—	(25)
Distributions to preferred shareholders	8,410	—

EBITDA	54,461	60,552

Advisory transition expense	—	600
Lease termination and contingent lease termination expense	2,520	796
Subsidiary purchase cost	—	533
Writedown of notes receivable	158	1,172
Lease termination income	—	(621)

Comparable EBITDA	$57,139	$63,032

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

	For the Three Months Ended		For the Year Ended
	December 31, 2002	December 31, 2001	December 31, 2002		December 31, 2001
TOTAL PORTFOLIO
Occupancy	59.5%	56.4%	64.0%		65.0%
Increase/(Decrease)	5.5%		(1.4%	)
ADR	$139.82	$139.40	$144.30		$149.40
Increase/(Decrease)	0.3%		(3.4%	)
REVPAR	$83.19	$78.59	$92.42		$97.04
Increase/(Decrease)	5.8%		(4.8%	)

Note:

If a property was closed in either 2001 or 2002, its operating results are excluded for the corresponding months in both the 2001 and 2002 reporting periods. Additionally, this schedule includes the operating data for the properties leased to third parties and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, in thousands)

	For the Three Months Ended		For the Year Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Revenues
Room	36,526	34,588	151,365	159,186
Food & beverage	20,654	18,137	70,592	69,930
Other	4,930	5,457	20,278	22,517

Total hotel sales	62,110	58,182	242,235	251,633

Expenses
Room	9,255	8,483	35,901	36,972
Food & beverage	14,246	12,685	50,461	51,676
Other direct	2,680	2,677	10,192	10,628
General & administrative	15,172	13,602	56,463	57,801
Management fees	2,814	2,318	9,761	10,303
Fixed expenses	4,157	3,577	16,073	15,856

Total hotel expenses	48,325	43,343	178,852	183,235

EBITDA	13,785	14,839	63,383	68,398

Note:

If a property was closed in either 2001 or 2002, its operating results are excluded for the corresponding months in both the 2001 and 2002 reporting periods. Additionally, this schedule includes the operating data for the properties leased to third parties and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture.